Plumas Bancorp Appoints James E. Beckwith as Board Director

QUINCY, California, April 19, 2012 –Plumas Bancorp, (Nasdaq: PLBC), a bank holding company and the parent company of Plumas Bank, is pleased to announce the appointment of James E. Beckwith to its Board of Directors effective April 18, 2012. James E. Beckwith is the President and Chief Executive Officer of Sacramento-based Five Star Bank and its holding company, Five Star Bancorp. He has 23 years of banking experience. Prior to joining Five Star Bank, Mr. Beckwith served as Chief Financial Officer and Chief Operating Officer for National Bank of the Redwoods, in Santa Rosa, California.

Chairman of the board, Daniel E. West, commented, “We welcome James and look forward to his contributions to our board. His extensive banking knowledge, strategic planning skills and financial expertise will greatly benefit us as we set the course for our Company’s future.”

Beckwith graduated from San Francisco State University where he earned a Bachelor of Science degree in Business Administration with a concentration in accounting. He is also a graduate of the Pacific Coast Banking School at the University of Washington. Beckwith serves on the boards of KVIE, Valley Vision, Sacramento Metropolitan Chamber of Commerce, California Bankers Association, and California Independent Bankers. His extensive experience in banking and accounting and his dedication to civil service highly qualifies him for service as a director.

Plumas Bancorp is the holding company for Plumas Bank (NasdaqCM: PLBC). Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Placer, Nevada, Plumas, Lassen, Modoc and Shasta. With assets over $450 million, Plumas Bank offers a wide range of financial and investment services to businesses and consumers and has received nationwide Preferred Lender status with the U. S. Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

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Contact: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Ph: 530.283.7305 x8912
Fx: 530.283.9665
elizabeth.kuipers@plumasbank.com